Exhibit 5.2

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

November 5, 2025

Consent of Borden Ladner Gervais LLP

We hereby consent to the use of our name under the headings “Documents Filed As Part of The U.S. Registration Statement” and “Legal Matters” and to the reference to our name and to the use of our opinions under the heading “Certain Canadian Federal Income Tax Considerations” in the short form base shelf prospectus dated July 5, 2024, as amended by amendment No.1 dated October 30, 2025, included in the Registration Statement on Form F-10 filed by Cardiol Therapeutics Inc. on November 5, 2025, as such may thereafter be amended or supplemented.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Borden Ladner Gervais LLP

Borden Ladner Gervais LLP